NETSTREIT CORP. PROVIDES UPDATE ON SECOND QUARTER BUSINESS ACTIVITIES

- ANNOUNCES DATES FOR SECOND QUARTER EARNINGS RELEASE AND CONFERENCE CALL -

Dallas, TX, July 1, 2021 – NETSTREIT Corp. (NYSE: NTST) (the “Company”), a nationwide owner of high-quality, single-tenant net lease properties, today provided an update on the Company’s second quarter business activities. The Company also announced that it will release its second quarter 2021 financial results on Thursday, July 29, 2021 after the close of market trading. A conference call will be held on Friday, July 30, 2021 at 10:00 AM ET.

Second Quarter 2021 Highlights

Portfolio Construction:

Second Quarter and Year-to-Date 2021 Portfolio Activity:

•For the second quarter, the Company had total net investment activity of $107.7 million, which includes acquisitions and development of $120.7 million, net of dispositions of $13.0 million
•The Company completed $116.7 million of acquisitions at an initial cash capitalization rate, including acquisition costs, of 6.5%. Acquisitions completed during the quarter had a weighted-average remaining lease term of 9.7 years, with 72.8% of the properties occupied by investment grade rated tenants and 20.5% occupied by tenants with investment grade profiles1
•The Company provided $4.0 million of development funding in the second quarter, including funding to support two new developments for tenants with investment grade profiles, with estimated total project costs of $6.0 million
•The Company completed six dispositions for $13.0 million in total contractual sales proceeds, which equated to a 6.7% cash capitalization rate
•Year-to-date, the Company had total net investment activity of $197.2 million, which includes acquisitions of $205.0 million, $5.3 million of development funding, and $13.0 million of dispositions

Quarter End Portfolio Position:

•As of June 30, 2021, the NETSTREIT portfolio was comprised of 267 leases for 59 total tenants, contributing $55.3 million of annualized base rent2, with a weighted-average remaining lease term of 9.9 years, of which 69.9% were occupied by investment grade rated tenants and 13.5% were occupied by tenants with investment grade profiles
•Included in the quarter end portfolio are three development projects that have projected costs of up to $10.4 million, of which $5.3 million has been funded
1 Unrated tenants with more than $1.0 billion in annual sales and a debt to adjusted EBITDA ratio of less than 2.0x.
2 Annualized base rent is calculated by multiplying (i) cash rental payments (a) for the month ended June 30, 2021 (or, if applicable, the next full month's cash rent contractually due in the case of rent abatements, rent deferrals, recently acquired properties and properties with contractual rent increases, other than properties under development) for leases in place as of June 30, 2021, plus (b) for properties under development, the first full month's permanent cash rent contractually due after the development period by (ii) 12.

•The Company decreased its casual dining exposure by exiting two assets, bringing casual dining down to 1.2% of the portfolio
•The Company continues to have no exposure to any theater, health club, or early childhood education tenants

Operating Activity:

•The Company collected 100.0% of rent payments for the months of April, May, and June 2021, resulting in 10 consecutive months of 100.0% collections
•The Company maintained portfolio occupancy of 100.0% as of June 30, 2021

Balance Sheet:

•The Company ended the quarter with no outstanding balance on its revolving line of credit, $175.0 million outstanding on its fully hedged term loan, and a cash balance of $88.2 million
•In April, the Company issued 10,915,688 shares of common stock in a public offering at $18.65 per share resulting in gross proceeds to the Company, before deducting underwriting discounts and commissions and other offering expenses, of approximately $203.6 million, which were used to repay certain borrowings under the revolving credit facility, fund acquisitions of properties, and for general corporate purposes

2021 Outlook

In April, the Company announced an increase to its external growth target for full year 2021 and now expects net acquisition activity, inclusive of dispositions, to total at least $360 million, from its initial target of $320 million.

“In the second quarter 2021, we continued our momentum on both the investment and capital fronts, closing more than $120 million in total acquisitions, and upping our guidance for full year net acquisitions to at least $360 million. Our portfolio continues to perform exceptionally well as we continue to pursue opportunities that fit our strategic focus, and are pleased to report that we collected 100% of rents during the quarter, marking 10 straight months of 100% collections. Further, we accomplished another major goal in the second quarter, growing our capital base with a well-oversubscribed equity offering and reloading our balance sheet to support our growth objectives,” said Mark Manheimer, Chief Executive Officer of NETSTREIT.

Earnings Release and Call Date and Time

The Company will release its second quarter 2021 financial results on Thursday, July 29, 2021, after the close of markets. A conference call will be held on Friday, July 30, 2021 at 10:00 AM ET. During the conference call the Company’s officers will review second quarter performance, discuss recent events, and conduct a question and answer period.

The webcast will be accessible on the “Investor Relations” section of the Company’s website at www.NETSTREIT.com. To listen to the live webcast, please go to the site at least fifteen minutes prior to the scheduled start time to register, as well as download and install any necessary audio software. A replay of the webcast will be available for 90 days on the Company’s website shortly after the call.

The conference call can also be accessed by dialing 1-877-451-6152 for domestic callers or 1-201-389-0879 for international callers. A dial-in replay will be available starting shortly after the call until August 6, 2021, which can be accessed by dialing 1-844-512-2921 for domestic callers or 1-412-317-6671 for international callers. The passcode for this dial-in replay is 13721126.

About NETSTREIT
NETSTREIT is a Real Estate Investment Trust (REIT) based in Dallas, Texas that specializes in acquiring single-tenant net lease retail properties nationwide. The growing portfolio consists of high-quality properties leased to e-commerce resistant tenants with healthy balance sheets. Led by a management team of seasoned commercial real estate executives, NETSTREIT aims to create the highest quality net lease retail portfolio in the country with the goal of generating consistent cash flows and dividends for its investors.

Investor Relations
ir@netstreit.com
972-597-4825